Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

800-348-1074, ext. 3333

investorrelations@carrols.com

CARROLS RESTAURANT GROUP, INC. COMPLETES REFINANCING

Syracuse, New York – (Businesswire) – May 30, 2012 – Carrols Restaurant Group, Inc. (NASDAQ: TAST) announced today that it closed its previously announced offering of $150 million of 11.25% senior secured second lien notes due 2018 (the “Notes”). The Notes are senior secured obligations of Carrols Restaurant Group and are guaranteed by its material subsidiaries.

Concurrently with the closing of the offering of the Notes, Carrols Restaurant Group also entered into a new $20 million revolving senior credit facility (including $15 million available for letters of credit) which was undrawn at closing. Carrols Restaurant Group used (or will use) the net proceeds of the offering of the Notes to (i) repay all outstanding borrowings under the existing Carrols LLC senior secured credit facility (including accrued and unpaid interest), (ii) pay certain cash payments due upon the closing of the acquisition of 278 BURGER KING® restaurants from Burger King Corporation (which closed simultaneously with the offering), (iii) fund the remodel of acquired and existing BURGER KING® restaurants in accordance with the terms of the acquisition mentioned above and (iv) pay related fees and expenses.

The Notes were offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the United States under Regulation S under the Securities Act. The Notes have not been registered under the Securities Act and may not be offered or sold in the U.S. or to U.S. persons absent registration or an applicable exemption from registration requirements.

This press release is for informational purposes only and is not an offer to sell or a solicitation of an offer to purchase the 11.25% senior secured second lien notes of Carrols Restaurant Group.

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